February 24, 2017

Naveen Chopra

Re:    Employment Offer

Dear Naveen:

On behalf of Pandora Media, Inc. (the “Company”), we are pleased to offer you the position of Chief Financial Officer, reporting to the Chief Executive Officer. This letter agreement sets forth the terms and conditions of your employment with the Company (“Agreement”) if you accept and commence such employment. Please understand that this offer, if not accepted, will expire on Monday, February 27, 2017. In addition, as this is an executive officer position for the Company, your appointment must be approved by our Board of Directors.

1.    Responsibilities; Duties. You are expected to begin work on February 28, 2017 (the “Start Date”) contingent on successful completion of your background check. You are required to faithfully and conscientiously perform your assigned duties and to diligently observe all your obligations to the Company. You agree to devote your full business time and efforts, energy and skill to your employment at the Company, and you agree to apply all your skill and experience to the performance of your duties and advancing the Company’s interests. During your employment with the Company, you may not perform services as an employee, independent contractor, or consultant of any other competitive organization and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, including any of its subsidiaries. Any other outside business relationships you engage in, including holding a position on the board of directors of another public or private company, should be made known to the Company’s General Counsel and Chief Executive Officer (CEO) in writing and approved by them. The Company acknowledges and agrees that you have made known to the Company’s General Counsel and CEO your membership on the board of directors of Vonage Holdings Corp. and that such membership has been approved by them, subject to continued compliance with the Company’s Code of Business Conduct and Ethics. You shall comply with, and be bound by, the Company’s operating policies, procedures, and practices from time to time in effect during your employment.
2.    Compensation. In consideration for rendering services to the Company during the term of your employment and fulfilling your obligations under this Agreement, you will be eligible to receive the benefits set forth in this Agreement.
a.    Base Salary. In this exempt full-time position, you will earn an annualized base salary of $470,000 (prorated for any partial pay period that occurs during the term of your employment), subject to applicable tax withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy.

b.    Business Expenses. The Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company, pay or

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reimburse you for any and all necessary, customary and usual expenses incurred by you while traveling for, or on behalf of, the Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by you for or on behalf of the Company in the normal course of business, as determined to be appropriate by the Company. It is your responsibility to review and comply with the Company’s business expense reimbursement policies. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
c.    Performance Bonus. You will be eligible to participate in the Corporate Incentive Plan (CIP) with a target bonus of 60% of your base salary prorated to your start date. This bonus will not be prorated as long as you start your employment with the company before March 31, 2017. The actual bonus amount paid will be determined in the sole and absolute discretion of the Company’s Compensation Committee. Any bonus eligibility for future years will be subject to the terms and conditions of any bonus or incentive compensation plan that the Company adopts at a later time. Nothing hereunder shall be construed or interpreted as a guarantee for you to receive any bonuses or incentive compensation.
d. Retention Bonus. To the extent that you commence employment on the Start Date, you will be eligible to receive a one-time retention bonus in the gross amount of $200,000 subject to applicable tax withholdings. $100,000 of this bonus shall be paid no later than thirty (30) days following your Start Date at the Company. The remaining $100,000 shall be paid no later than thirty (30) days following your 6 month anniversary date. This retention bonus is offered as an incentive for you to stay with the Company. Therefore, if you voluntarily terminate your employment with the Company without “Good Reason” (as defined below) within 12 months of your Start Date or if you are terminated by the Company for “Cause” (as defined below) within 12 months of your Start Date, you shall be required to pay back to the Company the entire sum of this retention bonus. By accepting this offer, you expressly agree that the Company is authorized to deduct and offset repayment of this retention bonus against any sums which are then due to you from the Company at the time of your termination, to the extent permitted by applicable laws. Notwithstanding the foregoing, any then unpaid portion of your retention bonus shall be paid to you within thirty (30) days of the earliest of (i) a Change of Control (as defined in the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Equity Plan”), (ii) the Company’s termination of your employment without Cause or (iii) your resignation of employment with the Company for Good Reason, and in such event no portion of the retention bonus shall be subject to any repayment obligation by you. You and the Company agree that the payment of any portion of your retention bonus in accordance with the preceding sentence shall not be a “severance benefit” for purposes of Section 8(a) of the Severance Policy (as defined below).

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For purposes of this Section 2(d) of this Agreement, “Cause” shall mean (i) a willful failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company, provided that, the Company provides you a fifteen (15) day cure period to remedy such failure or refusal; (ii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; (iii) dishonest conduct or a deliberate attempt to do an injury to the Company; (iv) your material breach of this Agreement or any breach of confidentiality or proprietary information agreements with the Company, including, without limitation, theft of the Company’s proprietary information; (v) an unlawful or criminal act which reflects badly, or would, if known, reflect badly on the Company in the Company’s reasonable judgment; or (vi) repeated absence from work without an approved leave, resulting in a job abandonment.
In addition, for purposes of this Section 2(d) of this Agreement, “Good Reason” shall mean your resignation from employment after the occurrence of one of the following events without your consent: (A) a material reduction of your base salary or target annual CIP bonus, which is not part of a broad cost cutting effort by the Company; (B) any requirement by the Company that you engage in any illegal or unethical conduct, after you have given the Company thirty (30) days’ notice and opportunity to cure; (C) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement which you have notified the Company in writing; (D) a material diminution in your duties or responsibilities or (E) a relocation of your principal place of employment by more than fifty (50) miles; provided that in any event, you must notify the Company of the event constituting Good Reason within 90 days and give the Company 30 days to cure (to the extent capable of cure), and then, if not cured by the Company, you resign within 30 days thereafter.
3.    Employee Benefits. You will be eligible to participate in any employee benefit plans or programs maintained, or established, by the Company including, but not limited to, paid time off, group health benefits, life insurance, dental plan, 401(k) and other benefits made available generally to employees, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program. To the extent approved by the Board of Directors or its Compensation Committee from time to time, you will be eligible for any severance or change in control policy of the Company that is then applicable to similarly situated U.S. employees. You will be asked to sign an Indemnification Agreement with the Company and be subject to the terms and conditions thereof. You will be an “Eligible Officer” under the Company’s Executive Severance and Change in Control Policy (“Severance Policy”) and be subject to the terms and conditions thereof. A copy of the Severance Policy (which may be amended from time to time at the discretion of the Board of Directors, or its delegate, in accordance with the terms of the Severance Policy) is attached for your reference.
4.    Equity Grant.  Contingent upon the commencement of your employment on the Start Date, the Company will grant you the following equity grants subject to the terms of the Equity Plan:
a.    Restricted Stock Units.  An equity award with an intended value of approximately $5,600,000, which will be converted to a number of restricted stock units (“RSUs”) prior to the grant date (which will be your Start Date) using the Company’s standard conversion methodology. This equity award will be based on a conversion price of $12.84, representing the average closing stock

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price of the Company’s common stock for the thirty (30) calendar day period ending January 31, 2017, rounded up to the nearest whole RSU. This conversion will result in a recommended grant for you of 436,138 RSUs. Twenty-five percent (25%) of the RSUs will vest on the first standard quarterly Company vesting date that is approximately one (1) year after the grant date and 6.25% of the RSUs will vest quarterly thereafter. Assuming you commence your employment on the Start Date, the vesting date for the first 25% of the RSUs will be February 15, 2018.
b.    Stock Options (the “Options”). An option to purchase a number of shares of Company Common Stock to be determined by dividing $1,400,000 by the Black-Scholes value-per-share of an option to purchase Company Common Stock (calculated as of the date of grant using the method and inputs consistent with those used by the Company for financial statement purposes). The option will have an exercise price equal to the closing price per share of the Company’s Common Stock on the date of grant (as reported by the NYSE).  The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date.
c.    Vesting of both the RSUs and the Options will, of course, depend on your continued employment with the Company on the applicable vesting dates, except as otherwise provided in the Severance Policy. The awards will be subject to the terms of the Equity Plan and the Restricted Stock Unit Agreement and Stock Option Agreement between you and the Company. You understand that issuing the RSUs and the Options described in this Agreement is expressly contingent on receipt of a fully executed Restricted Stock Unit Agreement and Stock Option Agreement and any related documents as may be requested by the Company.
5.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. The Company also reserves the right to modify or amend the terms of your employment, compensation and benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.
6.    Pre-employment Conditions.
a.    Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment A for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
b.    Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United

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States. Such documentation must be provided to us no later than your Start Date, or our employment relationship with you may be terminated.
c.    Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company or its agents. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.
I hereby waive my right to receive any public records as described above.
7.    No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that performance of your duties to the Company and the terms of this Agreement and the Confidentiality Agreement will not breach any other agreement (written or oral) to which you are a party (including without limitation, current or past employers) and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement, the Confidentiality Agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that you are bound by any such obligations, you must inform the Company immediately prior to accepting this Agreement. The Company acknowledges and agrees that is has been informed of your non-solicitation obligations with respect to TiVo, Inc., as set forth in the agreement between you and Tivo, Inc. dated January 30, 2016.
8.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, applicants, consultants, or related third parties on the basis of sex, gender, gender identity, gender expression, sex stereotype, transgender, race, color, religion or religious creed, age, national origin or ancestry, marital status, military or protected veteran status, immigration status, mental or physical disability or medical condition, genetic information, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.
9.    Termination Obligations.

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a.You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment with the Company, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment, or sooner if so requested by the Company.
b.Upon your termination of your employment with the Company for any reason, if applicable, you will resign in writing (or be deemed to have resigned) from all other offices and directorships then held with the Company or any affiliate of the Company, unless otherwise agreed with the Company.
c.Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company. If necessary, the Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate as to be mutually determined between you and the Company.
10.    Miscellaneous Terms.

a.    Indemnification/Insurance. You will be eligible for indemnification in accordance with the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws (as each may be amended). You will be provided with the Company’s form indemnification agreement, consistent with what has been entered into by executive officers and directors of the Company. During the term of your employment, the Company shall obtain and maintain satisfactory directors and officers’ liability insurance for the benefit of the officers and directors of the Company.

b.    Entire Agreement. This Agreement, together with its Attachment A (the Confidentiality Agreement), set forth the entire terms of your employment with the Company (other than the Equity Incentive Plan and the Restricted and Stock Option Agreements between you and the Company) and supersede any prior representations or agreements, whether written or oral.

c.    Governing Law. This Agreement will be governed by the laws of California, without regard to its conflict of laws provisions. This Agreement may not be modified or amended except by a written agreement, signed by the CEO (or his authorized representative) of the Company.

d.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

e.    Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, any provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph or clause of this Agreement shall be held to be

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indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

f.    Waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

g.    Attorneys’ Fees. The Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this letter and any related documents or matters, with the Company’s reimbursement not to exceed ten thousand ($10,000).

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, prior to the expiration date specified in the opening paragraph of this Agreement.

Very truly yours,

PANDORA MEDIA, INC.

By: /s/ Tim Westergren
Name: Tim Westergren
Title: Chief Executive Officer

ACCEPTED AND AGREED:

I have read this offer and agree to accept employment with Company under the terms set forth in this Agreement.

Naveen Chopra

/s/ Naveen Chopra
Signature

February 27, 2017
Date

2100 FRANKLIN ST • STE 700 • OAKLAND, CA 94612 | PANDORA.COM

Attachment A

Confidential Information and Invention Assignment Agreement

2100 FRANKLIN ST • STE 700 • OAKLAND, CA 94612 | PANDORA.COM